Exhibit 4.3

Private & Confidential

Dated the 31 day of December 2020

Guardforce Cash Solutions Security (Thailand) Company Limited

(as Borrower)

Guardforce Holdings (HK) Limited

(as GFHK)

Mr. Tu Guoshen (涂國身)

and

Guardforce AI Technology Limited

(as Warrantors)

and

Profit Raider Investments Limited

(as Lender)

THIRD SUPPLEMENTAL AGREEMENT

to

Amended and Restated Master Loan Agreement

dated 15 March 2019, as supplemented

THIS AGREEMENT is dated the day of 2021 and is made by and among:

(1)	Guardforce Cash Solutions Security (Thailand) Company Limited, a company registered as a juristic person under the Civil and Commercial Code of Thailand at the Bangkok Partnerships and Companies Registration Office having its head office at No. 96 Vibhavadi-Rangsit Road, Talad Bang Khen Sub-District, Laksi District, Bangkok, Thailand (“Borrower”);

(2)	Guardforce Holdings (HK) Limited, a private company incorporated in Hong Kong with limited liability (company no. 1815483) having its registered office at 5/F., Dah Sing Life Building, 99 – 105 Des Voeux Road Central, Hong Kong (“GFHK”);

(3)	The following persons (each a “Warrantor” and together the “Warrantors”):

(a)	Mr. Tu Guoshen (涂國身), holder of PRC identity card numbered 360102196509275814, residing at 7th Floor, Block C, Zhihui Plaza, No. 4068 Qiaoxiang Road, Nanshan District, Shenzhen, the PRC (“TGS”); and

(b)	Guardforce AI Technology Limited, a company incorporated in the BVI with limited liability (company no. 1990653) having its registered office at P.O. Box 905, Quastisky Building, Road Town, British Virgin Islands (“GFAI Tech”); and

(4)	Profit Raider Investments Limited, a company incorporated in the BVI with limited liability (company no. 1444612) having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110 BVI (“Lender”),

and is SUPPLEMENTAL to an Amended and Restated Master Loan Agreement dated 15 March 2019, as amended and supplemented to date by the Prior Supplements (“Master Loan Agreement”), made between the parties hereto.

WHEREAS:

(A)	By the Master Loan Agreement, the parties have agreed on the terms and conditions regulating the Loan in the original principal amount of US$13,421,792.82 owed by the Borrower to the Lender resulting from certain loan restructuring involving the Borrower and its affiliates.

(B)	By the Prior Supplements the original maturity date of the Loan was extended in succession to 31 December 2020, as the current maturity date in effect.

(C)	No repayment of the Loan was made on the extended maturity date of 31 December 2020. The principal amount outstanding and due from the Borrower to the Lender in respect of the Loan remains at US$13,421,792.82 as at the date hereof.

(D)	The Borrower and GFHK wish to seek a further extension of maturity date of the Loan to 31 December 2022. The Lender is prepared to accommodate such request subject to, among other conditions, payment in part of interest accrued on the Loan.

(E)	Accordingly the parties have agreed to enter into this Agreement for further amending and supplementing the terms and conditions of the Master Loan Agreement in the manner set forth herein.

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NOW IT IS HEREBY AGREED as follows:

1. Interpretation

1.1	In this Agreement (including the Recitals), except where otherwise provided herein and except where the context otherwise requires, expressions defined in the Master Loan Agreement shall have the same meaning when used herein.

1.2	In this Agreement (including the Recitals), except where the context otherwise requires:

“Bilateral Loan Agreement” means the bilateral loan agreement dated as of 25 August 2018 executed by the Lender and the Borrower (as supplemented and amended from time to time), serving as supplemental record of the terms and conditions governing the Loan;

“Overdue Interest” has the meaning given to it in Clause 2.1(2);

“Overdue Interest Subsidy” has the meaning given to it in Clause 2.2(1);

“Pre-conditions” means the conditions precedent set out in Clause 3.1;

“Prior Supplements” means the two several supplemental agreements dated 30 April 2019 and 11 March 2020 respectively executed by the parties hereto, expressed to be supplemental to the Amended and Restated Master Loan Agreement dated 15 March 2019;

“Share Charges” means the deeds of share charge and pledge of shares agreements listed in the Schedule hereto;

“Share Charge Supplement” means, in relation to each Share Charge, a supplemental deed or confirmation letter executed by the Security Party who has given such Share Charge confirming that such Share Charge will continue to be in full force and effect, which shall be in form and substance satisfactory to the Lender in all respects;

“Specified Time” means 5:00 p.m. (Hong Kong time) on the fifth Business Day from the date of this Agreement, or such later date as may be agreed by the Lender in writing;

“Unpaid Installments” has the meaning given to it in Clause 2.1(3).

1.3	Clauses 1.2 to 1.6 (both inclusive) of the Master Loan Agreement shall be deemed to be incorporated herein mutatis mutandis.

2.	Acknowledgment of Indebtedness and Overdue Interest

2.1	The Borrower hereby acknowledges and confirms to the Lender that:

(1)	as at the date hereof, the Loan in the principal amount of US$13,421,792.82 remains due and owing from the Borrower to the Lender;

(2)	the amount of unpaid interest accrued on the Loan, calculated up to 31 December 2020, was US$1,129,408.8 (“Overdue Interest”); and

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(3)	no payment of the Overdue Interest has been made by the Borrower since 31 December 2020 and the full amount of Overdue Interest remains due and owing from the Borrower as at the date hereof.

2.2	GFHK hereby acknowledges, confirms and undertakes to the Lender that:

(1)	the amount of interest subsidy accrued on the Loan and payable by GFHK under Clause 4.4 of the Master Loan Agreement, calculated up to 31 December 2020, was US$3,075,147.48 (“Overdue Interest Subsidy”);

(2)	no payment of the Overdue Interest Subsidy has been made by GFHK and the full amount of Overdue Interest Subsidy remains due and owing from GFHK as at the date hereof;

(3)	GFHK has not paid any of the installments of the Bond Outstanding specified in Clause 2.2(2)(b) of the Master Loan Agreement which have become due on or before the date of this Agreement;

(4)	as at 31 December 2020, the outstanding principal amount of the Bond Outstanding was US$1,578,207.18 and interest accrued thereon was US$10,842,372.06 ;

(5)	on or before 31 December 2022, GFHK shall repay the Bond Outstanding in full together with interest accrued on the Bond Outstanding at the rate of 22% per annum on and from the Bonds Maturity Date and up to the date of repayment;

(6)	interest on the Bond Outstanding shall continue to be charged at the rate of 22% per annum, to be compounded annually; and

(7)	interest on the Bond Outstanding and the Overdue Interest Subsidy shall accrue from day to day and shall be paid by GFHK to the Lender on or before the fifth day of each calendar month, save for the last interest payment which shall be made on 31 December 2022. If interest is not paid when due, such interest shall be compounded with the outstanding principal annually from the due date of such interest. Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

3.	Conditions Precedent

3.1	Subject to Clause 3.2, this Agreement shall take effect as and when all of the following conditions precedent shall have been satisfied:

(1)	that the Lender having received on or before the Specified Time the following documents in form and substance satisfactory to it:

(a)	this Agreement duly executed by the Borrower, GFHK and the Warrantors;

(b)	the Share Charge Supplements duly executed by each of the Security Parties who has given the respective Share Charges;

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(c)	a supplement to the Bilateral Loan Agreement, duly executed by the Borrower, incorporating amendments to the Bilateral Loan Agreement in manner and on terms equivalent to those set forth in Clause 5.2(1) below, which shall be in form and substance satisfactory to the Lender in all respects;

(d)	certified copy resolutions of the board of directors of the Borrower, GFHK, GFAI Tech approving and authorising a person or persons to execute this Agreement;

(e)	certified copy resolutions of the board of directors of each of the Security Parties, being a corporate entity, approving and authorising a person or persons to execute the Share Charge Supplement to be signed by that Security Party;

(2)	receipt by the Lender at or before the Specified Time of cleared fund from the Borrower in the amount of US$100,000 as payment in part of the Overdue Interest;

(3)	receipt by the Lender at or before the Specified Time of cleared fund from the Borrower in the amount of HK$20,000 as partial payment of legal fees incurred by the Lender and the remaining amount agreed to be paid by GFHK under Clause 9.1;

(4)	payment by GFHK to Chiu & Partners, the Lender’s solicitors, (i) the sum of HK$471,320 being balance of legal fees owed under invoice no. 19-1195 and (ii) the sum of HK$210,000 being legal fees for works done on the Prior Supplements and related documents; and

(5)	that no Event of Default shall have occurred on or before the date on which this Agreement is, but for Clause 3.2, to take effect.

3.2	If the Pre-conditions are not fulfilled at or before the Specified Time, unless the fulfillment of which has been waived by the Lender under Clause 3.3 or an extension of time has been granted by the Lender, this Agreement (other than Clauses 9 to 11) shall be void and have no further effect.

3.3	The Pre-conditions are inserted solely for the benefit of the Lender and may be waived, in whole or in part, and with or without conditions, by the Lender in its discretion at any time without prejudicing its right to require fulfillment of such conditions in whole or in part at any time after such waiver.

4.	Extension of Maturity Date

4.1	Subject to fulfillment in full of the Pre-conditions (save as waived by the Lender), the Maturity Date shall be extended to 31 December 2022.

4.2	For clarity, interest on all overdue sums pursuant to Clause 4.3 of the Master Loan Agreement, to the extent not charged to the Borrower on the terms of Clause 4.4 of the Master Loan Agreement, shall continue to be charged to and paid by GFHK by way of an interest subsidy.

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5.	Amendments to the Master Loan Agreement

5.1	All references in the Master Loan Agreement to “this Agreement”, “hereunder” and “herein” or other cognate expressions shall be construed as a reference to the Master Loan Agreement as supplemented and amended by the Prior Supplements and this Agreement, all as amended from time to time.

5.2	The Master Loan Agreement shall be amended (references in this Clause 5.2 to Clauses are to the clauses of the Master Loan Agreement) by:

(1)	deleting from the definition of “Maturity Date” in Clause 1.1 the date of “31 December 2019” and substituting with “31 December 2022”;

(2)	deleting from Clause 2.2 the existing paragraph (2) in its entirety and substituting with the following as new paragraph (2):

“(2)	notwithstanding anything to the contrary contained in the terms and conditions of the Bonds and in the Loan Restructuring Deed, interest accrual and repayment of the Bond Outstanding shall be regulated by the following terms:

(a)	on and from 29 April 2018, being the Bonds Maturity Date, interest on the Bond Outstanding shall be charged at the rate of 22% per annum, to be compounded monthly if not paid when due;

(b)	on or before 31 December 2022, GFHK shall repay the Bond Outstanding in full together with interest accrued on the Bond Outstanding at the rate of 22% per annum on and from the Bonds Maturity Date and up to the date of repayment; and

(c)	interest on the Bond Outstanding shall accrue from day to day and shall be paid by GFHK to the Lender on or before the fifth day of each calendar month, save for the last interest payment which shall be made on 31 December 2022. If interest is not paid when due, such interest shall be compounded with the outstanding principal monthly from the due date of such interest. Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.”

(3)	deleting the existing Clause 4.7 in its entirety and substituting with the following as new Clause 4.7:

“4.7	The Borrower hereby confirms to and undertakes with the Lender that:

(1)	the amount of unpaid interest accrued on the Loan, calculated up to 31 December 2020, is US$1,1,49,684.92 (“Overdue Interest”);

(2)	at or before this Clause 4.7 taking effect, the Borrower has paid to the Lender the sum of US$100,000 as payment in part of the Overdue Interest, leaving the balance of US$1,029,408.8 owing by the Borrower (“Overdue Interest Balance”); and

Ex. 4.3 - 3rd supplement to master loan agreement v3

(3)	the Borrower will pay up the Overdue Interest Balance in full on or before the Maturity Date.”

(4)	deleting the existing Clause 4.8 in its entirety and substituting with the following as new Clause 4.8:

“4.8	GFHK hereby confirms to and undertakes with the Lender that:

(1)	the amount of interest subsidy accrued on the Loan and payable by GFHK under Clauses 4.2(1) and 4.4, calculated up to 31 December 2020, was US$3,075,147.48 (“Overdue Interest Subsidy”);

(2)	interest shall be charged on the Overdue Interest Subsidy at the rate of 22% per annum, to be compounded monthly if not paid when due; and

(3)	GFHK will pay up the Overdue Interest Subsidy and accrued interest thereon in full on or before the Maturity Date.”

(5)	at the first line of Clause 14.2(1), deleting the date of “1 April 2020” and substituting with [“1 April 2021”];

(6)	at the introductory sentence of Clause 14.3, deleting the date of “31 July 2020” and substituting with [“31 July 2021”];

(7)	at the end of paragraph (2) of Clause 14.3, deleting the full stop and substituting with a semicolon followed by “and“; and

(8)	inserting after paragraph (2) of Clause 14.3 the following as a new paragraph (3)

“(3)	in addition to the put option granted or to be granted to the Lender, if and whenever the Listed Member shall complete any funding raising (irrespective of the amount raised), inclusive of the initial public offering of shares in the Listed Member, they will pay and will procure the Listed Member and the other Loan Obligors to pay to the Lender the sum of US$100,000 as partial repayment of the Loan Outstanding then owed by the Loan Obligors to the Lender.”

5.3	All references in the Master Loan Agreement to “Share Charges”, “Security Documents” and “Loan Documents” or other cognate expressions shall be construed to include a reference to the documents listed in the Schedule hereto.

5.4	This Agreement shall constitute, take effect and be designated as a Loan Document under and for the purposes of the Master Loan Agreement.

6.	Representations, Warranties and Undertaking

6.1	The representations and warranties set forth in Clauses 8.1 and 8.2 of the Master Loan Agreement are hereby incorporated fully as if they were set forth herein in extensio and each of the Borrower, GFHK and the Warrantors hereby represents, warrants or, as the case may be, repeats to the Lender such representations and warranties.

Ex. 4.3 - 3rd supplement to master loan agreement v3

6.2	Each of the Borrower and the Warrantors hereby jointly and severally represent, warrant, undertake to and agree with the Lender as follows:

(1)	that the Borrower will, on or before 30 April of each year, deliver to the Lender the audited financial statements of the Borrower in respect of the fiscal year ended on 31 December of the previous year, certified by one of its directors to be true copy;

(2)	that the financial statements of the Borrower delivered to the Lender pursuant to paragraph (1) above:

(a)	will be prepared in accordance with accounting principles generally accepted in Thailand consistently applied save to the extent expressly disclosed in such financial statements; and

(b)	will give a true and fair view of the Borrower’s financial condition and operations for the period to which they relate, save to the extent expressly disclosed in such financial statements;

(3)	that any failure or delay by the Borrower to deliver any of the financial statements in accordance with paragraph (1) above shall constitute an Event of Default under and for the purposes of the Master Loan Agreement.

7.	Confirmation of Master Loan Agreement

7.1	This Agreement is supplemental to the Master Loan Agreement and, save as expressly provided herein, all the provisions of the Master Loan Agreement shall remain in full force and effect. Any provision in the Master Loan Agreement which is inconsistent with the changes contemplated by or provided in this Agreement shall cease to apply, or as the case may be, be modified accordingly.

7.2	Nothing in this Agreement shall have effect as or be construed as discharging or releasing or an agreement to discharge or release of any of the Borrower, GFHK and the Warrantors from their obligations or liabilities under the Master Loan Agreement and the Security Documents to which they are respectively a party unless otherwise specified in this Agreement.

7.3	The Master Loan Agreement and this Agreement shall henceforth be read and construed as one document.

8.	Confirmation of Security Documents

8.1	Each of the Borrower, GFHK and the Warrantors hereby confirms to the Lender that:

(1)	each of the Security Documents to which any of the Borrower, GFHK and the Warrantors is a party shall apply to and continue in full force and effect in respect of their respective obligations under the Master Loan Agreement as amended and supplemented by this Agreement; and

Ex. 4.3 - 3rd supplement to master loan agreement v3

(2)	all their respective obligations, liabilities, covenants and undertakings under, provided or contemplated by each of the Security Documents to which any of the Borrower, GFHK and the Warrantors is a party are and shall remain in full force and effect notwithstanding the amendments made to the Master Loan Agreement by this Agreement

8.2	Each of the Warrantors hereby further confirms to the Lender that:

(1)	all their respective obligations, liabilities, covenants and undertakings under, provided in or contemplated by the guarantee contained in Clause 15 of the Master Loan Agreement, shall remain in full force and effect notwithstanding the amendments made to the Master Loan Agreement by this Agreement; and

(2)	the guarantee contained in Clause 15 of the Master Loan Agreement shall apply to and continue in full force and effect in respect of the obligations of the Borrower and GFHK under the Master Loan Agreement as amended by this Agreement.

9.	Expenses

9.1	The Borrower, GFHK and the Warrantors agree jointly and severally to bear and pay to the Lender on demand on a full indemnity basis (whether or not the Pre-conditions shall be fulfilled) all costs, expenses and charges (including legal fees) incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement, supplement to the Bilateral Loan Agreement and other documents ancillary thereto.

9.2	The Borrower, GFHK and the Warrantors shall bear and pay all their own costs, expenses and charges (including legal fees) incurred in connection with the negotiation, preparation and execution of this Agreement and any other documents ancillary hereto.

10. Miscellaneous

10.1	The provisions of Clauses 16 to 19 (both inclusive) of the Master Loan Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

10.2	This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one and the same agreement. Transmission by fax or email of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each of the parties hereto shall deliver to the other party an original counterpart of this Agreement promptly after delivery by fax or email.

11.	Governing Law, Jurisdiction and Process Agent

11.1	Clause 20 of the Master Loan Agreement shall be deemed to be incorporated herein mutatis mutandis.

[The remainder of this page is intentionally left blank.]

Ex. 4.3 - 3rd supplement to master loan agreement v3

Schedule - List of Share Charges

(1)	Deed of share charge dated 15 March 2019 executed by Guardforce AI Co., Limited (卫安智能有限公司) and the Lender creating charge over all issued shares in Guardforce AI Holdings Ltd. (卫安智能控股有限公司) and Guardforce AI Robots Ltd. (卫安智能机器人有限公司) as security for repayment of the Loan Outstanding, as supplemented and amended from time to time;

(2)	Deed of share charge dated 15 March 2019 executed by Guardforce AI Holdings Ltd. (卫安智能控股有限公司) and the Lender creating charge over all issued shares in Horizon Dragon Ltd. (天龙有限公司) as security for repayment of the Loan Outstanding, as supplemented and amended from time to time;

(3)	Deed of share charge dated 15 March 2019 executed by Guardforce AI Robots Ltd. (卫安智能机器人有限公司) and the Lender creating charge over all issued shares in Southern Ambition Ltd. (南志有限公司) as security for repayment of the Loan Outstanding, as supplemented and amended from time to time;

(4)	Pledge of shares agreement dated 15 March 2019 executed by the Lender as lender and Horizon Dragon Ltd. as pledgor creating charge over all issued shares in Guardforce AI Group Company Limited owned by Horizon Dragon Ltd. as security for repayment of the Loan Outstanding, as supplemented and amended from time to time;

(5)	Pledge of shares agreement dated 15 March 2019 executed by the Lender as lender and Southern Ambition Ltd. as pledgor creating charge over all issued shares in Guardforce AI Group Company Limited owned by Southern Ambition Ltd. as security for repayment of the Loan Outstanding, as supplemented and amended from time to time;

(6)	Pledge of shares agreement dated 15 March 2019 executed by the Lender as lender Ms. Chanpreeya Ekthammasut as pledgor creating charge over all issued shares in Guardforce AI Group Company Limited owned by Ms. Chanpreeya Ekthammasut as security for repayment of the Loan Outstanding, as supplemented and amended from time to time;

(7)	Pledge of shares agreement dated 15 March 2019 executed by the Lender as lender and Mrs. Kruewan Pattanacharoen as pledgor creating charge over all issued shares in Guardforce AI Group Company Limited owned by Mrs. Kruewan Pattanacharoen as security for repayment of the Loan Outstanding, as supplemented and amended from time to time;

(8)	Pledge of shares agreement dated 15 March 2019 executed by the Lender as lender and Guardforce AI Group Company Limited as pledgor creating charge over all issued shares in the Borrower owned by Guardforce AI Group Company Limited as security for repayment of the Loan Outstanding, as supplemented and amended from time to time;

(9)	Pledge of shares agreement dated 15 March 2019 executed by the Lender as lender and Southern Ambition Ltd. as pledgor creating charge over all issued shares in the Borrower owned by Southern Ambition Ltd. as security for repayment of the Loan Outstanding, as supplemented and amended from time to time.

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[Signature page to Supplemental Master Loan Agreement]

IN WITNESS whereof the parties hereto have executed this Agreement as a deed the day and year first above written.

Borrower
SEALED with the Common Seal of	)
Guardforce Cash Solutions Security	)
(Thailand) Company Limited and	)
SIGNED by Chu Kwok Wing	)
for and on its behalf in the presence of:	)
Chu Kwok Wing

GFHK
SEALED with the Common Seal of	)
Guardforce Holdings (HK) Limited	)
SIGNED by Li Zhiqun	)
for and on its behalf in the presence of:	)
Li Zhiqun

Warrantors
SIGNED, SEALED and DELIVERED	)
by Mr. Tu Guoshen (涂國身))
in the presence of:	)
Mr. Tu Guoshen (涂國身)

SEALED with the Common Seal of	)
Guardforce AI Technology Limited and	)
SIGNED by Tu Jingyi	)
for and on its behalf in the presence of:	)

Lender
SEALED with the Common Seal of	)
Profit Raider Investments Limited and	)
SIGNED by	)
for and on its behalf in the presence of:	)

Ex. 4.3 - 3rd supplement to master loan agreement v3